Titan Machinery Inc. Announces Preliminary Results for Fiscal Fourth Quarter and Full Year Ended January 31, 2015
- Preliminary Full Year Fiscal 2015 Revenue of $1.90 Billion -
- Generates Approximately $82 Million Adjusted Cash Flow from Operations in Full Year Fiscal 2015 -
Recognizes Non-Cash Intangible Impairment Charges in the Fourth Quarter -
- Company Implements Realignment Plan in First Quarter of Fiscal 2016 -

West Fargo, ND – March 9, 2015 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported preliminary financial results for the fiscal fourth quarter and full year ended January 31, 2015.

Preliminary Fiscal 2015 Fourth Quarter Results

For the fourth quarter of fiscal 2015, revenue is expected to be approximately $491 million compared to revenue of $708.6 million in the fourth quarter last year.

The Company is recognizing non-cash impairment charges of approximately $31 million in the fourth quarter of fiscal 2015, primarily related to goodwill and other intangible assets within the Agriculture segment.

Pre-tax loss for the fourth quarter of fiscal 2015 is expected to be approximately $37 million. Excluding the aforementioned non-cash impairment charges, realignment costs of $0.5 million and Ukraine currency devaluation of $0.8 million, adjusted pre-tax loss for the fourth quarter of fiscal 2015 is expected to be approximately $5 million. This compares to pre-tax income of $2.8 million in the fourth quarter last year, which included a $10.0 million non-cash impairment charge; fourth quarter of fiscal 2014 adjusted pre-tax income was $12.8 million. Adjusted pre-tax Agriculture segment income is expected to be approximately $2 million for the fourth quarter of fiscal 2015, compared to pre-tax income of $25.1 million in the fourth quarter last year. Adjusted pre-tax Construction segment loss is expected to be approximately $5 million for the fourth quarter of fiscal 2015, compared to adjusted pre-tax loss of $8.2 million in the fourth quarter last year. Adjusted pre-tax International segment loss is expected to be approximately $3 million for the fourth quarter of fiscal 2015, compared to adjusted pre-tax loss of $2.3 million in the fourth quarter last year.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2015 is expected to be in the range of $26.3 million to $27.4 million, or $1.25 to $1.30 per diluted share. This net loss includes the non-GAAP adjustments totaling approximately $22.6 million (or $1.07 per diluted share). Excluding these non-GAAP items, adjusted net loss attributable to common stockholders for the fourth quarter of fiscal 2015 is expected to be in the range of $3.7 million to $4.8 million, or $0.18 to $0.23 per diluted share. For the fourth quarter of fiscal 2014, net loss attributable to common stockholders was $0.4 million, or a loss per diluted share of $0.02. Excluding non-GAAP items totaling $7.8 million (or $0.37 per share) related to impairment and income tax valuation allowance on certain deferred tax assets of its International dealerships, adjusted net income attributable to common stockholders for the fourth quarter of fiscal 2014 was $7.4 million, or $0.35 per diluted share.

Balance Sheet and Cash Flow

The Company ended the fourth quarter of fiscal 2015 with cash of approximately $128 million, which is an increase of approximately $54 million over the cash balance of $74.2 million as of January 31, 2014. The Company’s inventory level decreased to approximately $879 million as of January 31, 2015, compared to $1.08 billion as of January 31, 2014. This includes a $168 million reduction in equipment inventory. The Company had $629 million outstanding floorplan payables on $1.2 billion total discretionary floorplan lines of credit as of January 31, 2015. Floorplan payables decreased by approximately $122 million over the balance of $750.5 million as of January 31, 2014.

For the fiscal year ended January 31, 2015, the Company’s net cash provided by operating activities is expected to be approximately $41 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity. Taking this adjustment into account, adjusted net cash provided by operating activities is expected to be approximately $82 million for the fiscal year ended January 31, 2015.

The Company is working with the lenders in its bank syndicate with respect to its expected noncompliance with the current minimum income before income tax covenant as of the end of its January 31, 2015 fiscal year. The Company anticipates amending this covenant associated with this credit facility effective as of the end of its January 31, 2015 fiscal year and for future periods, and therefore does not anticipate being in violation of any covenants as of January 31, 2015. The Company’s successful working capital management during fiscal 2015 provided strong balance sheet metrics as of January 31, 2015, including a $54 million increased cash balance, increased availability under other existing credit facilities, and reduced level of financial leverage, as evidenced by improvement in the Company’s total liabilities to tangible net worth ratio from 3.1 as of January 31, 2014 to 2.6 as of January 31, 2015. Moreover, the Company believes its balance sheet metrics will be further enhanced in fiscal 2016 from initiatives to further reduce inventory and generate additional cash from operating activities in fiscal 2016.

Preliminary Fiscal 2015 Full Year Results

For the full year ended January 31, 2015, revenue is expected to be approximately $1.90 billion compared to $2.23 billion last year. Pre-tax loss for fiscal 2015 is expected to be approximately $38 million. Excluding the aforementioned non-cash impairment charge of $31 million, realignment costs of $3 million and Ukraine currency devaluation of $6 million, adjusted pre-tax income is expected to be approximately $2 million. This compares to pre-tax income of $18.4 million, or adjusted pre-tax income of $28.4 million last year. GAAP net loss attributable to common stockholders for fiscal 2015 is expected to be in the range of $30.9 million to $32.0 million, or $1.48 to $1.53 per diluted share. Adjusted net loss attributable to common stockholders for fiscal 2015 is expected to be in the range of $1.4 million to $2.5 million, or $0.07 to $0.12 per diluted share. For fiscal 2014, GAAP net income attributable to common stockholders was $8.7 million, or $0.41 per diluted share. Adjusted net income attributable to common stockholders for fiscal 2014 was $16.5 million, or $0.78 per diluted share.

First Quarter Fiscal 2016 Realignment

To better align its business in certain markets, the Company is reducing its headcount by approximately 14%, which includes headcount reductions at stores in each of its operating segments and its Shared Resource Center. This includes the closing of three Agriculture stores and one Construction store. In addition, the Company is reducing discretionary spending levels across all parts of the business and is restructuring certain employee compensation and benefit programs to better align pay for performance. The realignment costs associated with the headcount reductions and store closings are estimated to total approximately $2.0 million, of which $0.1 million was recognized in the fourth quarter of fiscal 2015 and $1.9 million (or $0.05 per diluted share) is expected to be recognized in the first quarter of fiscal 2016. The full-year pro forma benefit to pre-tax earnings of this headcount reduction is estimated to be approximately $21 million (or $0.59 per share), which equates to a pro forma benefit of approximately $20 million (or $0.56 per share) for fiscal 2016.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “Our Agriculture segment performance was impacted by continued industry headwinds in this segment. We reduced our equipment inventory by approximately $168 million in fiscal 2015, which enabled us to generate approximately $82 million of adjusted cash flow from operations. We believe we are well positioned to achieve further inventory reductions and strong adjusted cash flow from operations in fiscal 2016.”

Mr. Meyer continued, “We are implementing a realignment plan in the first quarter of fiscal 2016. These actions, combined with previously implemented initiatives in our International segment, are better aligning our cost structure with the markets we serve.”

“As we begin fiscal 2016, we remain focused on managing the controllable aspects of our business, including taking steps to further reduce our inventory levels and operating expenses. We are confident that these improvements, combined with our focus on improving operational performance, will drive strong cash flow from operations in fiscal 2016 and better position our business for future growth opportunities.”

Fiscal 2016 Modeling Assumptions

The following are the Company’s current expectations for certain fiscal 2016 modeling assumptions:

•	Agriculture Same Store Sales Down 20% to 25%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7 % and 8.3%

•	Expect to be profitable on an adjusted diluted earnings per share basis

Conference Call Information

The Company will release its complete financial results for the fourth quarter and full year ended January 31, 2015, on April 15, 2015, followed by an investor conference call at 7:30 a.m. Central time (8:30 a.m. Eastern time).

Investors interested in participating in the live call can dial (888) 504-7963 from the U.S. International callers can dial (719) 325-2315. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 29, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7972387.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at www.titanmachinery.com. The webcast will be archived for 30 days.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. A reconciliation of adjusted measures to the comparable GAAP financial measures is included with this release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including two outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding our preliminary financial results, Company initiatives and improvements, our revenue realization, growth and profitability expectations, the planned sale of two Agriculture stores, leverage expectations, and the expected results of operations for upcoming quarters and the fiscal year ending January 31, 2016, including components of such expected results of operations, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Preliminary Non-GAAP Reconciliations
(in thousands, except per share data)

	Three Months Ended January 31,		Year Ended January 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders (1)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(26,800)	$(387)	$(31,400)	$8,722
Non-GAAP Adjustments (2)
Impairment	21,200	6,088	21,400	6,091
Realignment / Store Closing Costs	300	—	2,100	—
Ukraine Remeasurement	800	—	5,700	—
Income Tax Valuation Adjustments	300	1,700	300	1,701
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(4,200)	$7,401	$(1,900)	$16,514

Earnings (Loss) per Share - Diluted (1)
Earnings per Share - Diluted	$(1.27)	$(0.02)	$(1.50)	$0.41
Non-GAAP Adjustments (2)
Earnings per Share - Diluted Impact of Impairment	1.01	0.29	1.02	0.29
Earnings per Share - Diluted Impact of Realignment / Store Closing Costs	0.01	—	0.10	—
Earnings per Share - Diluted Impact of Ukraine Remeasurement	0.04	—	0.27	—
Earnings per Share - Diluted Impact of Income Tax Valuation Adjustments	0.01	0.08	0.02	0.08
Adjusted Earnings per Share - Diluted	$(0.20)	$0.35	$(0.09)	$0.78

(1) Amounts for the three months and year-ended January 31, 2015 reflect the approximate mid-point of the expected range of preliminary results.
(2) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net cash provided by (used for) operating activities
Net cash used for operating activities			$41,300	$(82,243)
Net change in non-manufacturer floorplan payable			40,800	31,395
Adjusted net cash provided by (used for) operating activities			$82,100	$(50,848)